Exhibit 99
NEWS RELEASE
(Corus Bankshares Logo)
3959 N. Lincoln Ave.
Chicago, IL 60613
(773) 832-3088
www.corusbank.com
FOR IMMEDIATE RELEASE:

August 23, 2005
FOR MORE INFORMATION
Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES ANNOUNCES
QUARTERLY DIVIDEND
Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) today announced that the Board of Directors declared a quarterly cash dividend on common stock of $0.35 per share. Corus’ third quarter cash dividend will be paid to shareholders of record on September 27, 2005 and will begin trading ex-dividend on September 23, 2005. The dividend will be paid on October 10, 2005.
“We are pleased to announce this cash dividend, which demonstrates the continued outstanding earnings and capital position of the Company,” said Joseph C. Glickman, Chairman. He further noted that Corus has paid cash dividends for more than 25 consecutive years, and cash dividends have been increased for every one of those years.
Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country. Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $135 million.
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